Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the Selected Financial Data in "Item 6. Selected Financial Data" above and our accompanying consolidated financial statements and notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” preceding Part I.
Overview
We engage in the ownership and management of timberland properties located in the timber-producing regions of the southeastern United States. As of December 31, 2012, we owned interests in approximately 288,800 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia, which we refer to as the Mahrt Timberland. Based on acreage, the Mahrt Timberland consisted of approximately 75% of pine and approximately 25% of hardwood as of December 31, 2012. We generate a majority of our revenues by selling timber and the right to access land and harvest timber to third parties pursuant to supply agreements and through open-market sales, from selling HBU timberland, and leasing land-use rights to third parties. A substantial portion of our timber sales are derived from the Timber Agreements under which we sell specified amounts of timber to MeadWestvaco subject to market pricing adjustments. The initial term of the Timber Agreements is from October 9, 2007 through December 31, 2032, subject to extension and early termination provisions. For the years ended December 31, 2012, 2011, and 2010, approximately 54%, 58%, and 61%, respectively, of our net timber sales revenue was derived from the Timber Agreements. See "Part I. Item 1. Business" for additional information regarding the material terms of the Timber Agreements. We have elected to be taxed as a REIT for federal income tax purposes.

We have no paid employees and are externally advised and managed by Wells TIMO, a wholly owned subsidiary of Wells Capital. On March 16, 2012, we entered into an amendment to the Advisory Agreement ("Advisory Agreement Amendment No. 2") to amend certain provisions related to fees and expense reimbursements. Advisory Agreement Amendment No. 2 provides that as of and for each quarter, the amount of advisor fees and expense reimbursements payable to Wells TIMO will be limited to the lesser of (1) 1.0% of assets under management as of the last day of the quarter less advisor fees paid for the preceding three quarters, and (2) free cash flow for the four quarters then ended in excess of an amount equal to 1.25 multiplied by our interest expense. Under Advisory Agreement Amendment No. 2, free cash flow is defined as EBITDA (as defined in our loan agreements), less all capital expenditures paid by us on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of our outstanding preferred stock). Advisory Agreement Amendment No. 2, which was effective April 1, 2012, superseded a previous amendment to our Advisory Agreement entered into on April 1, 2011, referred to herein as Advisory Agreement Amendment No. 1, which provided that, as of and for each quarter, the amount of fees and expense reimbursements payable to Wells TIMO were limited to the least of: (1) an asset management fee equal to one fourth of 1.0% of asset under management plus reimbursements for all costs and expenses Wells TIMO incurred in fulfilling its duties as the asset manager, (2) one-fourth of 1.5% of assets under management, or (3) free cash flow in excess of an amount equal to 1.05 multiplied by our interest expense. Under Advisory Agreement Amendment No. 1, free cash flow was defined as EBITDA (as defined in our loan agreements), less all capital expenditures paid by us on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of our outstanding preferred stock), less any cash proceeds from timberland sales equal to the cost basis of the properties sold. The amount of the disposition fees and the reimbursement of organization and offering expenses payable pursuant to the Advisory Agreement remain unchanged. No payments will be permitted under the amended Advisory Agreement if they would cause a default under our debt facilities.

We began receiving investor proceeds from the sale of our common stock under our Initial Public Offering in May 2007. On July 11, 2007, we raised our minimum offering of $2.0 million, and thus commenced operations. On August 11, 2009, we terminated our Initial Public Offering and began receiving investor proceeds from the sale of our common stock under our Follow-On Offering on August 12, 2009. We stopped offering our common stock for sale under our Follow-on Offering on December 31, 2011. Our 2010 German Offering commenced in March 2010 and expired in August 2011. From 2007 through the first quarter of 2012, we raised approximately $307.2 million through the issuance of our common stock in our Offerings and approximately $43.6 million through the issuance of our preferred stock to Wells REF and, along with borrowings, invested those proceeds, net of fees, into timberland properties.

Subsequent to our fundraising stage, during 2012, we have concentrated our efforts on actively managing our timber assets and exploring a variety of strategic opportunities focused on enhancing the composition of our portfolio and the total return potential for Wells Timberland REIT. In doing so, we have made and may continue to make strategic acquisitions and dispositions of timberland properties.

On September 28, 2012, we acquired approximately 30,000 acres of timberland (the "Property"), for a purchase price of approximately $20.5 million, exclusive of closing costs. Prior to the acquisition, we held long-term leasehold interest in the Property, which is located within the Mahrt Timberland. In addition, we paid approximately $2.0 million to buy out a third-party's interest in approximately 14,400 acres of timberland, including 12,400 acres within the Property and 2,000 acres where we continue to hold long-term leasehold interests. We will also make annual payments on approximately 8,300 acres of the Property at a per-acre rate equal to the then-current lease rate to the seller through May 2022. The acquisition was funded with cash on-hand and debt financing. See "Liquidity and Capital Resources".

Our operating strategy entails funding expenditures related to the recurring operations of the Mahrt Timberland, including interest on outstanding indebtedness and certain capital expenditures (excluding timberland acquisitions), with operating cash flows; assessing the amount of operating cash flows that will be required for redemptions of common stock and additional timberland acquisitions; and distributing residual operating cash flows, if any, to our stockholders. Our most significant risks and challenges include our ability to access a sufficient amount of capital that will allow us to repay or refinance our outstanding debt facility and to further grow and diversify our portfolio of timber assets. To the extent that significant capital is not raised, we may not be able to repay the CoBank Loan, as defined below, or achieve sufficient economies of scale and diversification to guard against the general economic, industry-specific, financing, and operational risks generally associated with individual investments.

General Economic Conditions and Timber Market Factors Impacting Our Business

Management reviews a number of economic forecasts and market commentaries in order to evaluate general economic conditions and formulate a view of the current environment’s effect on the timber markets in which we operate.

As measured by the U.S gross domestic product (“GDP”), the U.S. economy increased by 2.2% in 2012, according to estimates, as compared to an increase of 1.8% in 2011. The increase in real GDP in 2012 primarily reflected positive contributions from personal consumption expenditures, nonresidential fixed investment, exports, residential fixed investment, and private inventory investment that were partly offset by negative contributions from federal, state and local government spending. While management believes the U.S. economy is likely to continue its recovery, we believe the recovery will maintain a moderate pace with fiscal policy presenting the biggest variable in the outlook. Given the ongoing uncertainty surrounding the debt ceiling, the U.S. economy is expected to start 2013 on a slow pace. Real GDP is projected to hover below 2% in the first half of the year, and business growth is expected to remain below potential. But assuming lawmakers can strike a deal, or at least provide a framework by mid-year, the U.S. economy is expected to accelerate in the second half, with real GDP averaging closer to a 3% growth rate.

Timberland operating performance is influenced by a variety of factors, including changes in timber prices; the demand for pulp and paper products, lumber, panel, and other wood-related products; the supply of timber; and competition. Average timber prices in the South continued to rise during the fourth quarter, and all categories increased in 2012 as compared to 2011 with the exception of pine sawtimber, which remained relatively flat.

Pine pulpwood and hardwood pulpwood prices increased approximately 12% and 27%, respectively, in 2012 as compared to 2011 primarily due to continued strong demand from paper mills and pellet producing facilities. When lumber markets are weak and lumber mills slow down production, they produce fewer by-products, which are a cheap source of chips for paper mills and pellet producing facilities. These facilities must then purchase more pulpwood in the timber market to make up for the shortfall, which leads to increased demand and prices for pulpwood. These factors kept pulpwood prices high throughout the summer of 2012 despite extremely dry weather, which typically improves harvest conditions and results in ample timber supply, causing prices to drop. Due to the emergence of pellet mills as a buyer of pulpwood and the continued strong demand from paper mills, we expect pine pulpwood prices, which continue to remain attractive by historical standards, to remain steady in 2013.

Chip-n-saw and hardwood sawtimber prices increased approximately 11% and 3%, respectively, during 2012 as a result of improvements in the lumber and wood products markets, which are coming off decade lows. The demand for lumber, panel, and other wood-related products is largely affected by the level of new residential construction activity and repair and remodeling. The number of housing starts, which is generally considered to be a leading indicator of the general U.S. economy, increased approximately 27% through November 2012 as compared to 2011. Residential remodeling activity has also increased during 2012. According to the U.S. Census, remodeling expenditures increased approximately 7% year-to-date through November 2012 as compared to the same period in 2011. Due to this increase in residential construction and remodeling activity, we are forecasting minor improvements in sawtimber and chip-n-saw prices during 2013.

Our operating and financial plans for 2013 were established to meet volume obligations under the Timber Agreements, to meet the debt service requirements of our debt facility, and to continue to maximize the production capacity and long-term value of the Mahrt Timberland. We continue to practice intensive forest management and silvicultural techniques that increase the biological growth of the forest. We intend to capitalize on the operational flexibility afforded to timberland owners in order to take advantage of then-prevailing market prices, including, but not limited to, adjusting harvest levels in context of supply and demand for wood in the local wood markets. We plan to harvest approximately 0.9 million tons of timber this year, down slightly from the 1.1 million-ton harvest in 2012. Although we believe that our timber assets are well-positioned to weather current market conditions, we are not immune to the adverse effects of a prolonged downturn in the economy, weak real estate fundamentals, or disruptions in the credit markets. Such conditions would likely adversely affect the value of our portfolio, our results of operations, and our liquidity.

Liquidity and Capital Resources

Overview

We ceased offering shares for sale under the Follow-On Offering effective December 31, 2011. Between January 1, 2012 and February 13, 2012, we accepted gross offering proceeds of approximately $4.1 million from the sale of shares of our common stock under the Follow-On Offering, which sales were agreed to by the investors on or before December 31, 2011. We may offer shares to our existing stockholders through our DRP to the extent we make future cash distributions to our stockholders.

On September 28, 2012, we entered into a first mortgage loan agreement (the "CoBank Loan") with a syndicate of banks with CoBank, ACB ("CoBank") serving as administrative agent. The CoBank Loan amended and restated the five-year senior loan agreement for $211.0 million entered into on March 24, 2010 and its amendments (the "Mahrt Loan"). Proceeds from the CoBank Term Loan of $133.0 million were used to pay off the outstanding balance of the Mahrt Loan, fund costs associated with closing the CoBank Loan, and partially fund the Property acquisition.

Under the CoBank Loan, we can initially borrow up to $148.0 million in principal, including $133.0 million through a term loan facility (the "CoBank Term Loan"), and up to $15.0 million through a revolving credit facility (the "CoBank Revolver"). During the term of the CoBank Loan, we also have the ability to increase the amount of the CoBank Term Loan by up to $50.0 million (the "CoBank Incremental Loan"). The CoBank Loan is secured by a first mortgage in the Mahrt Timberland, a first priority security interest in all of our bank accounts, and a first priority security interest on all of our other assets.

The CoBank Loan bears interest at an adjustable rate based on the one-, two-, or three-month LIBOR plus an applicable margin ranging from 2.00% to 2.75% that varies based on the LTV Ratio at the time of determination. As of February 28, 2013 and December 31, 2012, the outstanding balance of the CoBank Loan was approximately $132.4 million, all of which was outstanding under the CoBank Term Loan. We intend to maintain substantial amounts outstanding on the CoBank Loan in order to have more funds available for working capital and investment in timberland properties. On August 11, 2018, all outstanding principal, interest, and any fees or other obligations on the CoBank Loan will be due and payable in full.
The CoBank Loan is subject to mandatory prepayment from proceeds generated from dispositions of timberland and lease terminations. The mandatory prepayment excludes (1) the first $4.0 million of cost basis of timberland dispositions in any fiscal year if (a) LTV Ratio calculated on a pro forma basis after giving effect to such disposition does not exceed 40%, and (b) such cost basis is used as permitted under the CoBank Loan; and (2) lease termination proceeds of less than $2.0 million in a single termination until aggregate lease termination proceeds during the term of the CoBank Loan exceeds $5.0 million. We may make voluntary prepayments at any time without premium or penalty.

The CoBank Loan prohibits us from declaring, setting aside funds for, or paying any dividend, distribution, or other payment to our stockholders other than as required to maintain our REIT qualification if our LTV Ratio is greater than or equal to 40%. So long as our LTV Ratio remains below 40% and we maintain a minimum fixed-charge coverage ratio of 1.05:1:00, we have the ability to declare, set aside funds for, pay dividends or distributions, or make other payments to our stockholders from operating cash flows on a discretionary basis. The amount of distributions that we may pay to our common stockholders will be determined by our board of directors and is dependent upon a number of factors, including, but not limited to, our financial condition, our capital requirements, our expectations of future sources of liquidity, current and future economic conditions and market demand for timber and timberlands, and tax considerations.

We expect our primary sources of future capital will be derived from the operations of the Mahrt Timberland and from proceeds from the CoBank Revolver and the CoBank Incremental Loan. The amount of cash available for distribution to stockholders and the level of discretionary distributions declared will depend primarily upon the amount of cash generated from our operating activities, our determination of funding needs for near-term capital and debt service requirements, redemptions of our common stock, and our expectations of future cash flows.

Short-Term Liquidity and Capital Resources

Net cash provided by operating activities for the year ended December 31, 2012 was approximately $11.4 million, which was primarily comprised of net cash receipts from timber and timberland sales and recreational leases in excess of payments for operating expenses, interest expense, advisor fees and expense reimbursements, forestry management fees, and general and administrative expenses. We intend to use the majority of future cash flows from operating activities, after payments of operating expenses and interest expense, to fund certain capital expenditures and redemptions of our common stock under our Amended SRP.

For the twelve months ended December 31, 2012, net cash used in investing activities was approximately $18.3 million, which was comprised of approximately $23.1 million invested in timber, timberland, and related assets, offset by approximately $4.7 million released from lender-required escrow accounts. We expect to utilize the residual cash balance of approximately $11.2 million as of December 31, 2012 to satisfy current liabilities and fund future capital expenditures.

Net cash provided by financing activities for the year December 31, 2012 was approximately $11.3 million. We received gross debt proceeds of $133.0 million under the CoBank Term Loan, which were used to pay off the outstanding balances of the Mahrt Loan and associated interest (approximately $118.4 million), fund costs associated with closing the CoBank Loan (approximately $0.8 million), and partially fund the Property acquisition (approximately $13.8 million). During the first quarter of 2012, we accepted proceeds from the sale of common stock under our Follow-On Offering, net of payments of commissions and fees, of approximately $3.5 million, which sales were agreed to by the investors on or before the effective close date for the primary offering of December 31, 2011. We used approximately $0.7 million to fund redemptions of common stock under our SRP and approximately $0.5 million to redeem 356 shares of our preferred stock and related accrued dividends.

We believe that we have access to adequate liquidity and capital resources, including cash flow generated from operations, cash on-hand, and borrowing capacity, necessary to meet our current and future obligations that become due over the next twelve months.

The CoBank Loan contains, among others, the following financial covenants:

•	limits the LTV Ratio to 45% at the end of each fiscal quarter and upon the sale or acquisition of any property; and

•	requires a fixed-charge coverage ratio of not less than 1.05:1.00 at the end of each fiscal quarter.

As of December 31, 2012, we believe we were in compliance and expect to remain in compliance with the financial covenants of the CoBank Loan. Additionally, the CoBank Loan requires funding of an account under the control of CoBank equal to approximately six months of interest on the CoBank Loan during any time the LTV Ratio is 35% or greater, or approximately three months of interest if the LTV Ratio is less than 35%.

Long-Term Liquidity and Capital Resources

Over the long-term, we expect our primary sources of capital to include net cash flows from operations, including proceeds from strategic property sales and proceeds from secured or unsecured financings from banks and other lenders. Our principal demands for capital include operating expenses, interest expense on any outstanding indebtedness, certain capital expenditures (other than timberland acquisitions), repayment of debt, timberland acquisitions, redemptions of common and preferred stock, and distributions.

In determining how and when to allocate cash resources in the future, we will initially consider the source of the cash. We anticipate using a substantial portion of cash generated from operations, after payments of periodic operating expenses and interest expense, to fund certain capital expenditures required for our timberland. Any remaining cash generated from operations may be used to partially fund timberland acquisitions, redeem common and preferred stock and, finally, pay distributions to stockholders. Therefore, to the extent that cash flows from operations are lower, timberland acquisitions and distributions, if any, are anticipated to be lower as well. Proceeds generated from future debt financings may be used to fund capital expenditures, to pay down existing and future borrowings, and to redeem preferred stock.

Our charter precludes us from incurring debt in excess of 200% of our net assets. As of December 31, 2012, our debt-to-net-assets ratio, defined as our total debt as a percentage of our total gross assets (other than intangibles) less total liabilities, was approximately 45%. Our debt-to-net-assets ratio will vary based on our level of current and future borrowings, which will depend on the level of net cash flows from operations. As a result, we are not able to anticipate with any degree of certainty what our debt-to-net-assets ratio will be in the near future.

Contractual Obligations and Commitments

As of December 31, 2012, our contractual obligations are as follows:

	Payments Due by Period
Contractual Obligations	Total	2013	2014-2015	2016-2017	Thereafter
Debt obligations (1)	$132,356,123	$—	$—	$—	$132,356,123
Estimated interest on debt obligations (1) (2)	27,258,004	4,985,060	10,532,612	9,945,148	1,795,184
Operating lease obligations (3)	6,546,920	875,946	1,456,619	1,342,006	2,872,349
Other liabilities (4)	1,150,000	163,889	289,183	244,408	452,520
Total	$167,311,047	$6,024,895	$12,278,414	$11,531,562	$137,476,176

(1)	Represents respective obligations under the CoBank Loan as of December 31, 2012.

(2)	Amounts include impact of interest rate swaps. See "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" for more information regarding our interest rate swaps.

(3)	Includes payment obligation on approximately 7,300 acres that are subleased to a third-party.

(4)	Represents net present value of future payments to satisfy a liability assumed upon acquisition of timberland (see Note

3 of the accompanying consolidated financial statements).

Results of Operations

Overview

Our results of operations are materially impacted by the fluctuating nature of timber prices, changes in the levels and composition of our harvest volumes, the level of timberland sales, changes to associated depletion rates, and varying interest expense based on the amount and cost of outstanding borrowings. Timber prices, harvest volumes, and changes in the levels and composition of each for the Mahrt Timberland for the years ended December 31, 2012, 2011, and 2010 is shown in the following tables:

	Years Ended December 31,		Change
	2012	2011	%
Timber sales volume (tons)
Pulpwood	697,307	969,549	(28)%
Sawtimber (1)	358,683	306,063	17%
	1,055,990	1,275,612	(17)%
Net timber sales price (per ton)(2)
Pulpwood	$10	$9	11%
Sawtimber	$21	$20	1%
Timberland sales
Gross sales	$10,972,440	$1,740,586
Sales volumes (acres)	6,016	1,125
Sales price (per acre)	$1,824	$1,547

	Years Ended December 31,		Change
	2011	2010	%
Timber sales volume (tons)
Pulpwood	969,549	1,219,056	(20)%
Sawtimber (1)	306,063	328,684	(7)%
	1,275,612	1,547,740	(18)%
Net timber sales price (per ton)(2)
Pulpwood	$9	$11	(13)%
Sawtimber	$20	$21	(2)%
Timberland sales
Gross sales	$1,740,586	$2,267,887
Sales volumes (acres)	1,125	1,173
Sales price (per acre)	$1,547	$1,933

(1)	Includes sales of chip-n-saw and sawtimber.

(2)
Prices per ton are rounded to the nearest dollar and shown on a stumpage basis (i.e., net of contract logging and hauling costs) and, as such, the sum of these prices multiplied by the tons sold does not equal timber sales in the accompanying consolidated statements of operations for the years ended December 31, 2012, 2011, and 2010.

Comparison of the year ended December 31, 2012 versus the year ended December 31, 2011

Revenue. Revenues increased to approximately $44.2 million for the year ended December 31, 2012 from approximately $40.0 million for the year ended December 31, 2011 due to an increase in timberland sales revenue of approximately $9.2 million, offset by a decrease in timber sales revenue of approximately $5.0 million. Timberland sales revenue increased due to selling more acres of timberland. Timber sales revenue decreased primarily due to reductions in harvest volumes, as planned.

Details of timber sales by product for the year ended December 31, 2012 and 2011 is shown in the following table:

	For the Year Ended December 31, 2011	Changes attributable to:		For the Year Ended December 31, 2012
		Price	Volume
Timber sales(1)
Pulpwood	$25,205,706	$805,073	$(7,973,642)	$18,037,137
Sawtimber (2)	10,328,210	232,443	1,912,746	12,473,399
	$35,533,916	$1,037,516	$(6,060,896)	$30,510,536

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

We expect timber sales revenue for 2013 to be lower than 2012 based on planned reductions in harvest volumes. We intend to continue to delay harvests on our fee land in order to achieve optimal pricing and to maximize long-term value of the Mahrt Timberland, provided that we generate sufficient cash flow from operations to satisfy our current obligations.

Operating expenses. Contract logging and hauling costs decreased to approximately $15.8 million for 2012 from approximately $20.1 million for 2011 as a result of a decrease of approximately 22% in delivered wood volume. Depletion expense decreased by 1% to approximately $11.7 million in 2012 from approximately $11.8 million in 2011 due to an 17% decrease in harvest volumes, offset by a higher blended depletion rate. Our blended depletion rate was higher in 2012 due to an increase in our sawtimber harvest in 2012 and an increase in harvests on leased tracts as a percentage of our total harvest from 38% in 2011 to 54% in 2012. Sawtimber carries significantly higher depletion rates than pulpwood, and timber on leased tracts are depleted at much higher rates than fee timber. Cost of timberland sales increased to approximately $7.8 million in 2012 from approximately $1.3 million in 2011 due to selling more acres of timberland. Forestry management fees decreased to approximately $2.3 million for the year ended December 31, 2012 from approximately $2.6 million for the year ended December 31, 2011 primarily due to a decrease in incentive fees incurred under the our timberland operating agreement with Forest Resource Consultants, Inc., which are based on net revenue. Land rent expense decreased to approximately $1.6 million in 2012 from $2.2 million in 2011 primarily due to expiration of leases and the acquisition of approximately 30,000 acres of timberland where we previously held leasehold interests. Other operating expenses increased by approximately $0.1 million to approximately $2.8 million in 2012 from approximately $2.7 million in 2011 primarily due to an in crease in property taxes.

Future contract logging and hauling costs and depletion expense are expected to fluctuate with harvest volumes, while forestry management expense, land rent expense, and other operating expenses are expected to remain relatively stable. Cost of timberland sales is directly correlated to the numbers of acres sold.

Advisor fees and expense reimbursements. Advisor fees and expense reimbursements increased to approximately $3.7 million for 2012 from approximately $3.3 million for 2011 as a result of using different methodologies to determine the amounts due under the Advisory Agreement and its amendments. Beginning with the second quarter of 2012, advisor fees and expense reimbursements were determined under Advisory Agreement Amendment No. 2, which limited the amounts of advisor fees and expense reimbursements to the lesser of (i) 1.0% of assets under management as of the last day of the quarter less advisor fees paid for the preceding three quarters, and (ii) free cash flow (as defined) for the four quarters then ended in excess of an amount equal to 1.25 multiplied by our interest expense for the four quarters then ended. From the second quarter of 2011 to the first quarter of 2012, advisor fees and expense reimbursements were determined under the Advisory Agreement Amendment No. 1 that limited the amounts of advisor fees and expense reimbursements to the least of (i) an asset management fee equal to one-fourth of 1.0% of assets under management plus reimbursements for all costs and expenses Wells TIMO incurred in fulfilling its duties as the asset manager; (ii) one fourth of 1.5% of assets under management, or (iii) free cash flow (as defined) in excess of an amount equal to 1.05 multiplied by interest on outstanding debt. In the first quarter of 2011, advisor fees and expense reimbursements of approximately $1.6 million were determined under the Advisory Agreement. See "Overview" above for additional information regarding the Advisory Agreement and its amendments.

Future advisor fees and expense reimbursements are expected to correlate to the amount of free cash flow in excess of interest on our outstanding debt or our assets under management.

Interest expense. Interest expense decreased to approximately $5.0 million for the year ended December 31, 2012 from approximately $5.4 million for the year ended December 31, 2011 primarily due to lower principal balances outstanding on our debt facilities, offset by an increase in noncash interest expense due to a non-recurring write-off of approximately $1.3 million of deferred financing costs in connection with paying off the Mahrt Loan. Interest expense in future periods will vary based on our level of current and future borrowings, the cost of future borrowings, and the opportunities to acquire timber assets fitting our investment objectives. Before additional borrowings and significant changes to the LIBOR Rate, we expect future interest expense to decrease due to a lower interest rate on our debt facility and the non-recurring write-off of deferred financing costs incurred during 2012.

Interest rate risk instrument. Our loss on an interest rate swap that does not qualify for hedge accounting treatment decreased by approximately $0.3 million to approximately $0.1 million in 2012 from approximately $0.4 million in 2011. The loss was primarily due to the fact that the variable interest rate incurred on the Mahrt Loan was lower than the contractual interest rate of the related interest rate swap during the year ended December 31, 2012. The decrease in the loss was primarily due to a decrease in the length of time remaining under the swap contract and changes in the outlook of future market interest rates. We do not expect to incur significant gains and losses in connection this interest rate swap in 2013 as it expires on March 28, 2013.

Net loss. Our net loss decreased to approximately $8.9 million for the year ended December 31, 2012 from approximately $11.9 million for the year ended December 31, 2011, primarily as a result of an approximately $2.4 million improvement in operating loss, an approximately $0.4 million decrease in interest expense, and an approximately $0.3 million decrease in loss on interest rate swap. Our operating loss improved due to an increase in net timber and timberland sales revenue of approximately $2.0 million and an approximately $0.6 million decrease in land rent expense. We sustained a net loss for the year ended December 31, 2012 primarily as a result of incurring interest expense of approximately $5.0 million in connection with borrowings used to finance the purchase of the Mahrt Timberland and an operating loss of approximately $3.7 million. We opted to leverage the Mahrt Timberland acquisition with substantial short-term and medium-term borrowings as a result of sourcing this acquisition in advance of raising investor proceeds under our Offerings. Our net loss per share available to common stockholders for the years ended December 31, 2012 and 2011 was $0.73 and $1.18, respectively. We anticipate future net losses to fluctuate with timber prices, harvest volumes, timberland sales, and interest expense based on our level of current and future borrowings.

Comparison of the year ended December 31, 2011 versus the year ended December 31, 2010

Revenue. Revenues decreased to approximately $40.0 million for the year ended December 31, 2011 from approximately $47.6 million for the year ended December 31, 2010 due to decreases in timber sales, timberland sales, and other revenues of approximately $5.9 million, $0.5 million, and $1.2 million, respectively. Revenue from timber sales decreased due to planned reductions in harvest volumes. Revenue from timberland sales decreased as a result of selling fewer acres and reserving more timber on timberland sold during 2011 as compared to 2010. Other revenue decreased due to approximately $1.1 million of funds received from the Biomass Crop Assistance Program (“BCAP”) during 2010; no funds were received from BCAP in 2011.

Details of timber sales by product for the years ended December 31, 2010 and 2011 are shown in the following table:

	For the Year Ended December 31, 2010	Changes attributable to:		For the Year Ended December 31, 2011
		Price	Volume
Timber sales(1)
Pulpwood	$30,257,406	$(389,371)	$(4,662,329)	$25,205,706
Sawtimber (2)	11,146,913	(350,049)	(468,654)	10,328,210
	$41,404,319	$(739,420)	$(5,130,983)	$35,533,916

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Operating expenses. Contract logging and hauling costs decreased approximately 5% to approximately $20.1 million for the year ended December 31, 2011 from approximately $21.1 million for the year ended December 31, 2010 due to an approximately 11% decrease in delivered wood volume, offset by a 7% increase in our logging rate. Logging rate increased due to higher fuel cost. Depletion decreased to approximately $11.8 million for the year ended December 31, 2011 from approximately $14.3 million for the year ended December 31, 2010 due to lower harvest volumes. Cost of timberland sales decreased to approximately $1.3 million in 2011 from approximately $1.6 million in 2010, primarily as a result of selling fewer acres and reserving more timber on timberland sold in 2011. Forestry management fees decreased approximately $0.2 million primarily due to a decrease in incentive fees as a result of lower net operating revenue, as defined in the Timber Operating Agreement. Other operating expenses decreased by approximately $0.3 million due to lower timber taxes as a result of harvest reduction.

Advisor fees and expense reimbursements. Advisor fees and expense reimbursements decreased approximately $2.8 million to approximately $3.3 million for the year ended December 31, 2011 from approximately $6.1 million for the year ended December 31, 2010 due to Advisory Agreement Amendment No. 1 that limited the amounts of advisor fees and expense reimbursements to the least of (1) an asset management fee equal to one-fourth of 1.0% of assets under management plus reimbursements for all costs and expenses Wells TIMO incurred in fulfilling its duties as the asset manager; (2) one quarter of 1.5% of assets under management , or (3) free cash flow (as defined) in excess of an amount equal to 1.05 multiplied by interest on outstanding debt. From the second quarter of 2011 to the fourth quarter of 2011, we incurred approximately $1.7 million of advisor fees and expense reimbursements pursuant to Advisory Agreement Amendment No. 1, which became effective on April 1, 2011, a decrease of approximately $3.0 million from the same period in 2010. See "Overview" above for additional information regarding the Advisory Agreement and its amendments.
General and administrative expenses. General and administrative expenses of approximately $2.1 million for the year ended December 31, 2011 was approximately $0.1 million higher than that in 2010 primarily due to an increase in bank fees.
Interest expense. Interest expense decreased to approximately $5.4 million for 2011 from approximately $8.6 million for 2010 , primarily as a result of lower principal balances outstanding on our debt facilities and a lower weighted-average interest rate.
Interest rate risk instruments. We recognized a loss on our interest rate swaps that do not qualify for hedge accounting treatment of approximately $0.4 million for the year ended December 31, 2011 compared to a loss of approximately $1.8 million for the year ended December 31, 2010. The loss was primarily due to the fact that the variable interest rate incurred on the Mahrt Loan was lower than the contractual interest rate of the related interest rate swap during the year ended December 31, 2011. The decrease in the loss was primarily due to a decrease in the notional amounts under the respective swap contracts, changes in market interest rates, and changes in the outlook of future market interest rates.

Net loss. Our net loss decreased to approximately $11.9 million for the year ended December 31, 2011 from approximately $15.8 million for the year ended December 31, 2010, as a result of decreases in interest expense and loss on interest rate swaps of approximately $3.1 million and $1.4 million, respectively, offset by an approximately $0.6 million increase in operating loss. We sustained a net loss for the year ended December 31, 2011, primarily as a result of incurring an operating loss of approximately $6.1 million, interest expense of $5.4 million in connection with borrowings used to finance the purchase of the Mahrt Timberland, and incurring a loss on interest rate swaps of approximately $0.4 million related to our hedging of interest rate risk. We opted to leverage the Mahrt Timberland acquisition with substantial short-term and medium-term borrowings as a result of sourcing this acquisition in advance of raising investor proceeds under our Offerings. Our net loss per share available to common stockholders for the years ended December 31, 2011 and 2010 was $1.18 and $2.14, respectively.
Adjusted EBITDA

The discussion below is presented to enhance the reader’s understanding of our liquidity, ability to generate cash, and ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of our operating performance and cash-generating capacity. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their noncash nature, and we refer to this measure as Adjusted EBITDA. As such, Adjusted EBITDA, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA should not be viewed as an alternative to net income or cash from operations as a measurement of our operating performance, as it excludes certain expenses related to fixed-asset investments required to generate revenues. Due to our significant amount of debt, management views operating income as the most appropriate earnings measure of our underlying timber operations. Management considers Adjusted EBITDA to be an important measure of our financial condition and cash-generating ability due to the significant amount of fixed assets subject to depletion and the significant amount of financing subject to interest and amortization expense. Our credit agreement, as amended, contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since the measure is representative of adjusted income available for interest payments.

For the year ended December 31, 2012, Adjusted EBITDA was approximately $15.5 million, an approximately $8.3 million increase from the year ended December 31, 2011, primarily due to an approximately $8.7 million increase in revenue from timberland sales during 2012, offset by an approximately $0.7 million decrease in net timber sales and an approximately $0.4 million increase in advisor fees and expense reimbursements. Our reconciliation of net loss to Adjusted EBITDA for the years ended December 31, 2012, 2011, and 2010 follows:

	2012	2011	2010
Net loss	$(8,870,732)	$(11,945,363)	$(15,809,720)
Add:
Depletion	11,677,229	11,759,282	14,338,444
Unrealized gain on interest rate swaps that do not qualify for hedge accounting treatment	(847,743)	(531,512)	(2,271,093)
Interest expense (1)	4,289,204	5,938,800	11,416,655
Amortization (1)	2,007,239	684,857	1,415,608
Basis of timberland sold	7,187,733	1,172,241	1,392,900
Basis of casualty loss	25,541	91,061	—
Basis of timber on terminated lease	—	—	26,850
Adjusted EBITDA	$15,468,471	$7,169,366	$10,509,644

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Portfolio Information

As of December 31, 2012, we owned interests in approximately 288,800 acres of timberland located on the Lower

Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. Of the approximately 288,800 acres, we owned fee-simple interests in approximately 246,300 acres and leasehold interests in approximately 42,500 acres. As of December 31, 2012, our timberlands contained approximately 10.1 million tons of merchantable timber inventory, including approximately 6.0 million tons of pulpwood, 2.1 million tons of chip-n-saw, and 2.0 million tons of sawtimber.
Our methods of estimating our timber inventory are consistent with industry practices. We must use significant assumptions and judgments to determine both our current timber inventory and the timber inventory that will be available over the harvest cycle; therefore, the physical quantity of such timber may vary significantly from our estimates. Our estimated inventory is calculated for each tract by utilizing growth formulas based on representative sample tracts and tree counts for various diameter classifications. The calculation of inventory is subject to periodic adjustments based on sample cruises, actual volumes harvested and other timber activity, including timberland sales. In addition to growth, the inventory calculation takes into account in-growth, which is the annual transfer of oldest pre-merchantable age class into merchantable inventory. The age at which timber is considered merchantable is reviewed periodically and updated for changing harvest practices, future harvest age profiles and biological growth factors.
Election as a REIT

We have elected to be taxed as a REIT under the Code, and have operated as such beginning with our taxable year ended December 31, 2009. To qualify to be taxed as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income, as defined in the Code, to our stockholders, computed without regard to the dividends-paid deduction and by excluding our net capital gain. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for that year and for the four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

Inflation

In connection with the acquisition of the Mahrt Timberland, we entered into the Timber Agreements with MeadWestvaco. The Timber Agreements provide that we will sell to MeadWestvaco specified amounts of timber subject to quarterly market pricing adjustments and monthly fuel pricing adjustments, which are intended to protect us from, and mitigate the risk of, the impact of inflation. The price of timber has generally increased with increases in inflation; however, we have not noticed a significant impact from inflation on our revenues, net sales, or income from continuing operations.

Application of Critical Accounting Policies
Our accounting policies have been established to conform to generally accepted accounting principles in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues, and expenses would have been recorded, thus resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.
A discussion of the accounting policies that management deems critical because they may require complex judgment in their application or otherwise require estimates about matters that are inherently uncertain, is provided below.
Timber Assets
Timber and timberlands, including logging roads, are stated at cost less accumulated depletion for timber harvested and accumulated amortization. We capitalize timber and timberland purchases and reforestation costs and other costs associated with the planting and growing of timber, such as site preparation; growing or purchases of seedlings; planting, fertilization, and herbicide application; and the thinning of tree stands to improve growth. Timber carrying costs, such as real estate taxes, insect control, wildlife control, leases of timberlands, and forestry management personnel salaries and fringe benefits, are expensed as incurred. Costs of major roads are capitalized and amortized over their estimated useful lives. Costs of roads built to access multiple logging sites over numerous years are capitalized and amortized over seven years. Costs of roads built to access a single logging site are expensed as incurred.
Depletion
Depletion, or costs attributed to timber harvested, is charged against income as trees are harvested. Fee-simple timber tracts owned longer than one year and similarly managed are pooled together for depletion calculation purposes. Depletion rates are determined at least annually by dividing (a) the sum of (i) net carrying value of the timber, which equals the original cost of the timber less previously recorded depletion, and (ii) capitalized silviculture costs incurred and the projected silviculture costs, net of inflation, to be capitalized over the harvest cycle, by (b) the total timber volume estimated to be available over the harvest cycle. The harvest cycle for the Mahrt Timberland is 30 years. See "Portfolio Information" above for additional information regarding estimations of both our current timber inventory and the timber inventory that will be available over the harvest cycle. The capitalized silviculture cost is limited to the expenditures that relate to establishing stands of timber. For each fee-simple timber tract owned less than one year, depletion rates are determined by dividing the acquisition cost attributable to its timber by the volume of timber acquired. Depletion rates for lease tracts, which are generally limited to one harvest, are calculated by dividing the acquisition cost attributable to its timber by the volume of timber acquired. Net carrying value of the timber and timberlands is used to compute the gain or loss in connection with timberland sales. No book basis is allocated to the sale of conservation easements.
Evaluating the Recoverability of Timber Assets
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our timber assets may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of timber assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. Impairment losses would be recognized for (i) long-lived assets used in our operations when the carrying value of such assets exceeds the undiscounted cash flows estimated to be generated from the future operations of those assets, and (ii) long-lived assets held for sale when the carrying value of such assets exceeds an amount equal to their fair value less selling costs. Estimated fair values are calculated based on the following information in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. We intend to use one harvest cycle for the purpose of evaluating the recoverability of timber and timberlands used in our operations. Future cash flow estimates are based on probability-weighted projections for a range of possible outcomes and are discounted at risk-free rates of interest. We consider assets to be held for sale at the point at which a sale contract is executed and the buyer has made a nonrefundable earnest money deposit against the contracted purchase price. We have determined that there has been no impairment of our long-lived assets to date.
Allocation of Purchase Price of Acquired Assets
Upon the acquisition of timberland properties, we allocate the purchase price to tangible assets, consisting of timberland and timber, and identified intangible assets and liabilities, which may include values associated with in-place leases or supply agreements, based in each case on our estimate of their fair values.The fair values of timberland and timber are determined based on available market information and estimated cash flow projections that utilize appropriate discount factors and capitalization rates. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The values are then allocated to timberland and timber based on our determination of the relative fair value of these assets.
Intangible Lease Assets
In-place ground leases with us as the lessee have value associated with effective contractual rental rates that are below market rates. Such values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) our estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining term of the lease. The capitalized below-market in-place lease values are recorded as intangible lease assets and are amortized as adjustments to land rent expense over the weighted-average remaining term of the respective leases.
Revenue Recognition
Revenue from the sale of timber is recognized when the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) legal ownership and the risk of loss are transferred to the purchaser, (iii) price and quantity are determinable, and (iv) collectibility is reasonably assured. Our primary sources of revenue are recognized as follows:

(1)	For delivered sales contracts, which include amounts sufficient to cover costs of logging and hauling of timber, revenues are recognized upon delivery to the customer.

(2)
For pay-as-cut contracts, the purchaser acquires the right to harvest specified timber on a tract, at an agreed-upon price per unit. Payments and contract advances are recognized as revenue as the timber is harvested based on the contracted sale rate per unit.

(3)
Revenues from the sale of higher-and-better use timberland and nonstrategic timberlands are recognized when title passes and full payment or a minimum down payment is received and full collectibility is assured. If a down payment of less than the minimum down payment is received at closing, we will record revenue based on the installment method.

(4)
For recreational leases, rental income collected in advance is recorded as other liabilities in the accompanying consolidated balance sheets until earned over the term of the respective recreational lease and recognized as other revenue.

In addition to the sources of revenue noted above, we also may enter into lump-sum sale contracts, whereby the purchaser generally pays the purchase price upon execution of the contract. Title to the timber and risk of loss transfers to the buyer at the time the contract is consummated. Revenues are recognized upon receipt of the purchase price. When the contract expires, ownership of the remaining standing timber reverts to us; however, adjustments are not made to the revenues previously recognized. Any extensions of time will be negotiated under a new or amended contract.

Related-Party Transactions and Agreements

We have engaged Wells TIMO and its affiliates to perform certain services under agreements that require us to pay fees and reimbursements to Wells TIMO or its affiliates, including selling commissions and dealer-manager fees, as well as, subject to certain limitations, advisor fees and expense reimbursements, disposition fees, and reimbursements of organization and offering costs. See Note 12 to our accompanying consolidated financial statements for a detailed discussion of our related-party agreements and transactions. For the year ended December 31, 2012, the aggregate amount of fees and expense reimbursements incurred pursuant to related-party transactions and agreements with our advisor and any affiliate of our advisor by us (including fees or charges paid to our advisor and any affiliate of the advisor by third parties doing business with us) was approximately $4.3 million.

Commitments and Contingencies

We are subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 6 and Note 12 of our accompanying consolidated financial statements for further explanation. Examples of such commitments and contingencies include:

•	MeadWestvaco Timber Supply Agreements;

•	FRC Timberland Operating Agreement;

•	Obligations under Operating Leases;

•	Placement Agent Agreements;

•	Advisory Agreement, as amended;

•	Dealer-Manager Agreement;

•	Structuring Agent Agreement; and

•	Litigation.

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition or changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.